Exhibit 10.1

Confidential – Subject to NDA

Standard Buyout Commitment Agreement

October 31, 2023 (the “Commitment Agreement Date”)

Massachusetts Mutual Life Insurance Company (“Insurer”) and Tredegar Corporation (the “Company”) hereby agree that Insurer shall provide a nonparticipating single premium group annuity contract (the “Contract”) supported by its general account in connection with the settlement of liabilities associated with certain benefits arising under the Tredegar Corporation Retirement Income Plan (the “Plan”), subject to the terms and conditions of this Commitment Agreement (this “Commitment Agreement”). Capitalized terms not defined in paragraphs 1-10 of this Commitment Agreement are defined in paragraph 11 or in a Schedule to this Commitment Agreement.

1.

Closing. The delivery of the Closing Date Transfers (as defined in paragraph 3.a) to the Insurer (the “Closing”) will take place five (5) Business Days following the Commitment Agreement Date (the “Closing Date”). Subject to the Insurer’s receipt of the Closing Date Transfers due to the Insurer in accordance with this Commitment Agreement, the Insurer agrees to issue the Contract, as described in paragraph 2, with an effective date that is the Closing Date.

2.	Contract Issuance.

a.

Approvals. After the Closing Date, the Insurer and the Company shall each use best efforts to (i) revise the Specimen Contract Form to reflect any the revisions that were mutually agreed to by the parties prior to the Commitment Agreement Date and/or the mutually agreed upon Contract terms referred to in the Proposal, as the case may be, and negotiate any additional revisions to the Specimen Contract Form (as so revised, the “Modified Contract Form”) in accordance with paragraph 2.b and (ii) negotiate the terms of the related forms of annuity certificates. The Insurer shall submit the Modified Contract Form for approval by the Virginia Bureau of Insurance no later than five (5) Business Days after the Insurer and the Company have agreed to the final terms of the Modified Contract Form. The Insurer shall submit the related forms of annuity certificates for any required approvals by the applicable states’ insurance commissions by the later of (i) ten (10) Business Days after the parties, each acting in good faith, have agreed upon the forms of annuity certificates and (ii) the Business Day on which the Insurer shall have received the Virginia Bureau of Insurance’s approval of the Modified Contract Form. In the event that any approval, to the extent required by applicable law, is not granted, or if the Modified Contract Form is disapproved, the Insurer and the Company will cooperate in good faith to mutually agree on modifications to the Modified Contract Form or certificate, as applicable, to address the requests of the applicable state’s insurance commission, if any, and, to the extent possible, preserve the provisions in the Modified Contract Form or certificate.

Confidential – Subject to NDA

b.

Modified Contract Form. If, in accordance with paragraph 2.a, the negotiation of the Modified Contract Form and the receipt of the Virginia Bureau of Insurance’s approval of the Modified Contract Form are completed by the date that is at least ten (10) Business Days prior to the Scheduled GAC Issuance Date, then, subject to the Insurer’s receipt of the Closing Date Transfers, the Insurer will on the Scheduled GAC Issuance Date issue the Contract using the Modified Contract Form. If the Insurer is unable to obtain approval of the Modified Contract Form from the Virginia Bureau of Insurance prior to the date that is ten (10) Business Days before the Scheduled GAC Issuance Date, then, subject to the Insurer’s receipt of the Closing Date Transfers on the Closing Date, the Insurer will issue the Contract using the Pre-Approved Contract Form (with the annuity exhibits reflecting the data in the Base File and any changes mutually agreed to between the parties as of the date of issuance), subject to and in accordance with paragraphs 1 and 2; provided that, if following the issuance of the Pre-Approved Contract Form in accordance with this sentence, the Insurer and the Company agree on the final terms of the Contract and approval thereof is obtained from Virginia Bureau of Insurance, then, subject to and in accordance with paragraphs 1 and 2, the Insurer will, within ten (10) Business Days of such approval, amend and restate the Contract so that its terms are replaced by the Modified Contract Form and include the same annuity exhibits as included in the Contract as initially issued. The Insurer and the Company will on the True-up Date amend the Contract as then issued to incorporate the data and premium adjustments described in paragraph 3.h and Schedule X to reflect any agreed upon changes in the final annuity exhibits, which will be attached to and become part of the Contract.

c.

Annuity Exhibit and Payments under the Contract. The original annuity exhibit to the Contract will be consistent with the Payees in Tab Data of the Base File. The Insurer may exclude any Payee from the annuity exhibit for whom the Insurer has not been provided or otherwise been able to identify each of the following: (1) name, (2) gender, (3) date of birth, (4) social security or federal taxpayer identification number, (5) complete address, (6) form of annuity and (7) monthly benefit amount (“Necessary Data”). Subject to the Insurer’s receipt of the Closing Date Transfers and any GAC True-Up Premium due to the Insurer in accordance with this paragraph 2 and paragraph 3, the Insurer irrevocably commits to make payments to Payees commencing on the Initial Contract Benefit Payment Date.

d.

Data. As a condition to the Insurer issuing the Contract, the Company will deliver or cause to be delivered to the Insurer the data necessary for the Insurer to prepare the annuity exhibit and the information necessary for the Insurer to draft provisions of the Contract, and to administer the payments thereunder. Regarding proof of age, Insurer reserves the right to request copies of birth certificates or baptismal certificates for selected individuals. If there are any delays in the delivery of the foregoing information from the delivery dates set forth in Schedule 3 or such other delivery dates as may be designated by the Insurer, the Insurer may refer any Payee who contacts the Insurer to the Company Contact (as defined in paragraph 6.b) for assistance and the Insurer may, in its sole discretion, delay the mailing to any Payee whose information was not received by the applicable delivery dates of Welcome Kits (as defined in paragraph 5.b) and annuity certificates.

Confidential – Subject to NDA

e.

Terms. The terms of the Contract and related forms of annuities shall be consistent with the Request for Proposal dated August 18, 2023 and the subsequent Addenda thereto, if needed (together, the “Specifications”), Insurer’s final proposal October 31, 2023 (the “Proposal”), the Specimen Contract Form or, if applicable, the Pre-approved Contract Form, and any modifications mutually agreed to by the Company and the Insurer after the Commitment Agreement Date and before the True-up Date, or such other date mutually agreed upon by the Company and the Insurer. In the event of any conflict or inconsistency between the Proposal and the Specifications the terms of the Proposal shall control.

3.	Closing Premium.

a.	Premium Payment: The Company will direct payment to the Insurer $157,511,329 (the “Premium Amount”) on the Closing Date in Cash (the “Closing Date Transfers”).

Interest Payments. Any payment made pursuant to paragraph 3.c. will also include an amount, in Cash, equal to the interest on such payment calculated at an annual rate equal to the one-year Treasury rate on the Closing Date from the Closing Date through but excluding the date of such payment.

b.	Allocation of Closing Date Transfers. The Insurer will deposit the Closing Date Transfers into its general account that supports the Contract.

c.	Premium Adjustments. The Insurer and the Company will cooperate in good faith so that the Insurer can calculate the GAC True-Up Premium in accordance with Schedule 4, subject to the following terms:

i.

After the Commitment Agreement Date and prior to the Data Notice Date (as defined below), the Company and the Insurer will cooperate in good faith to identify any Data Changes (as defined in Schedule 4). To the extent that Company discovers or has any Data Changes after the Commitment Agreement Date and prior to the date that is 35 Business Days prior to the True-up Date (the “Data Notice Date”), the Company will provide written notice of such Data Changes as promptly as reasonably practicable to the Insurer. The Insurer will only be responsible for incorporating Data Changes into the calculation of the GAC True-Up Premium that the Insurer has identified or of which the Insurer has been notified by the Company, in each case, on or prior to the Data Notice Date (the “GAC Issuance Data”). Such incorporation is subject to the Insurer’s and the Company’s agreement on such Data Changes and any limitations on incorporating such Data Changes into the GAC True-Up Premium set forth in Schedule 4.

Confidential – Subject to NDA

ii.

The Insurer will deliver to the Company a proposed annuity exhibit utilizing and consistent with the Base File and the GAC Issuance Data. Following such delivery, the Insurer and the Company will cooperate in good faith to resolve any questions or discrepancies and the Insurer will reflect in the annuity exhibit any changes agreed to by the Company and the Insurer. The Insurer may exclude any Payee from the annuity exhibit for whom the Insurer has not been provided or otherwise been able to identify any of the Necessary Data.

iii.

The Insurer will send the calculation of the GAC True-Up Premium to the Company and the Insurer and the Company will cooperate in good faith to resolve any questions or discrepancies prior to the True-up Date. If the Company and the Insurer cannot resolve any dispute with respect to the GAC True-Up Premium on or prior to the True-up Date, then the Insurer’s determination will control for purposes of the GAC True-Up Premium, but the Company may immediately commence an arbitration dispute pursuant to Schedule 5 with respect to the GAC True-Up Premium.

iv.

The GAC True-Up Premium will be paid on the True-up Date as follows: (A) if the GAC True-Up Premium is a positive number, then the Company will direct payment to the Insurer of an amount, in Cash, equal to such GAC True-Up Premium, plus interest calculated in accordance with paragraph 3.d from the Closing Date through the date of payment, and the Insurer will deposit the Cash into its general account that supports the Contract and (B) if the GAC True-Up Premium is a negative number, then the Insurer will pay to the Plan Trust (or if the Plans are not in existence as of such date, the Company) an amount, in Cash, equal to the absolute value of such GAC True-Up Premium plus interest calculated in accordance with paragraph 3.d from the Closing Date through the date of payment.

4.	Public Announcements and Other Communications.

a.

Press Releases. The Insurer and the Company shall cooperate in good faith to agree on any press release by any party regarding the transactions contemplated by this Commitment Agreement; provided, however, that (except as provided in the following sentence) no party shall issue a press release or otherwise publicly disclose the transactions contemplated by this Commitment Agreement unless and until the other party, in its reasonable discretion, approves such disclosure in writing. Notwithstanding the foregoing, in the event that a party determines that disclosure is required by law, regulation, court order, or any listing or trading agreement, such party may make such disclosure without approval of the other party, but shall, to the extent reasonably practicable and permitted by law, notify the other party prior to making such disclosure,

Confidential – Subject to NDA

give the other party an opportunity to comment on such disclosure and consider in good faith incorporating any such comments. Nothing in this paragraph 4.a will prevent the Insurer from (i) communicating with Payees, including through communications posted to the Insurer’s website or (ii) discussing or disclosing the transactions contemplated by this Commitment Agreement so long as such disclosure does not reference a Plan or the Company’s name, industry, workforce, or other information that could reasonably allow a third party to identify the Company and/or a Plan. The Insurer may provide the Company’s name and contact details to other potential clients in reference to the Insurer as the Contract provider if the Company approves such disclosure.

b.

SEC Filings. If either the Insurer or the Company concludes that disclosure of this Commitment Agreement is required by the rules of the Securities and Exchange Commission (“SEC”), (i) the Company and the Insurer will cooperate in good faith to prepare a version of the Commitment Agreement and/or the Contract for disclosure which redacts information relating to the pricing of the Contract and such other information as the Company or the Insurer conclude is competitively sensitive from the perspective of the Company or the Insurer or otherwise merits confidential treatment, (ii) the Company and/or the Insurer, as applicable, will include the other party in any material correspondence (written or oral) with the SEC regarding any SEC review of such redactions, and (iii) the Company and the Insurer will reasonably cooperate in connection with such redactions and any revisions thereto made in response to any requests, comments or questions received from the SEC.

5.	Welcome Kit and Annuity Certificates.

a.

Cooperation. The Insurer and the Company will cooperate in good faith to agree on communications to be provided to Certificate Payees (as defined in paragraph 5.c) pursuant to this paragraph 5, including the Welcome Kit, the forms of annuity certificates and the goodbye letter, subject to paragraphs 5.b and 5.c.

b.

Welcome Kit. On or before December 15, 2023, the Insurer will mail a welcome kit to persons who will be Certificate Payees if living at the time of the certificate mailing pursuant to paragraph 5.c (the “Welcome Kit”). The Insurer will send copies of the Welcome Kit materials to the Company as soon as practicable, and the Insurer will consider in good faith any comments made by the Company on the Welcome Kit on or before the fifth (5th) Business Day after it receives such document from the Insurer.

c.

Annuity Certificates. The Insurer will use commercially reasonable efforts to obtain all regulatory approvals necessary for the issuance of any annuity certificate under the Contract. The Insurer will mail an annuity certificate to each Payee entitled to an annuity certificate under the terms of the Contract (each, a “Certificate Payee”) no later than sixty (60) days after all required regulatory approvals of the annuity certificates have been obtained. The rights of a Certificate Payee are not conditioned on the issuance of his/her annuity certificate, and any delay in issuing a certificate will not have any effect on the date as of which such Certificate Payee has enforceable rights against the Insurer.

Confidential – Subject to NDA

6.	Administration and Transfer.

a.

Administrative Transition and Cooperation. The Company will provide or cause to be provided to the Insurer the information needed to make and administer the payments under the Contract and will complete or cause to be completed all processes set forth in Schedule 3. The Company (or its applicable representative or agent acting on its behalf) and the Insurer will use commercially reasonable efforts to take or cause to be taken all actions necessary (including, but not limited to, the delivery of final census data in good order on or prior to November 3, 2023) to coordinate the takeover and operation by the Insurer of all responsibilities necessary to make the payments due under the Contract and perform all related administration commencing on the Initial Contract Benefit Payment Date, including, but not limited to, in the case of the Company, providing, or ensuring that any third-party service provider acting at the direction, and on behalf, of the Company and/or the Plan, provides the Insurer with information or records relating to Plan benefits, beneficiary designations, the Payees and Payees’ addresses, bank and income tax withholding elections in its possession. The Company will make subject matter experts available to promptly address any questions the Insurer may have regarding the benefit provisions. The Company acknowledges that, in connection with making payments to Payees under the Contract, the Insurer is relying on the income tax withholding election information with respect to the Payees that is provided to the Insurer by the Company, or by its applicable representative or agent acting at the direction, and on behalf, of the Company and/or the Plan.

b.

Call Center and Company Contact. From the date the Welcome Kit is mailed, the Insurer will maintain, at its cost and expense, a toll-free phone number and/or a website (the “Call Center”) which will be available for Payees to contact the Insurer with questions related to the Contract and the annuity certificates. The Company will maintain for a period of three (3) years following the Closing Date, at its cost and expense, a point of contact (the “Company Contact”) to which the Insurer may refer Payees who pose questions related to their Plan benefits. In the event that a Payee contacts the Company with questions related to the Contract or annuity certificates, the Company may refer Payees to the Call Center. In the event that a Payee contacts the Insurer with questions related to the Payee’s Plan benefits, the Insurer may refer the Payee to the Company Contact.

Confidential – Subject to NDA

7.	Insurer Representations and Warranties. Insurer hereby represents and warrants to Company as of the Commitment Agreement Date and as of the Closing Date that:

a.

Due Organization, Good Standing and Corporate Power. Insurer is a life insurance company, duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Insurer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Commitment Agreement, the transactions contemplated hereunder and the Contract makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material. Insurer has all requisite corporate power and legal authority to enter into and carry out its obligations under this Commitment Agreement and the Contract and to consummate the transactions contemplated to be undertaken by Insurer in this Commitment Agreement and the Contract.

b.

Compliance with Laws. The business of insurance conducted by Insurer has been and is being conducted in material compliance with applicable laws, and none of the licenses, permits or governmental approvals required for the continued conduct of the business of Insurer as such business is currently being conducted will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the transactions contemplated to be undertaken by Insurer in this Commitment Agreement, except as, in either case, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Insurer to perform its obligations under this Commitment Agreement.

c.

Relationship to the Plan. Insurer is not (1) a trustee of a Plan (other than a non-discretionary trustee who does not render investment advice with respect to any assets of the Plan), (2) a plan administrator (within the meaning of ERISA § 3(16)(A) and Code § 414(g)) or (3) an employer any of whose employees are covered by a Plan. Neither Insurer nor any of Insurer’s affiliates is a fiduciary of a Plan who either (1) has or exercises any discretionary authority or control with respect to the investment of Plan Assets that are or will be involved in the transactions contemplated by the Commitment Agreement or the Contract or (2) renders investment advice (within the meaning of ERISA § 3(21)(A)(ii) or Code § 4975(e)(3)(B)) with respect to such assets. Schedule 2 sets forth a true and complete list of (I) Insurer and Insurer’s affiliates that are investment managers within the meaning of ERISA § 3(38)(B) and (II) without duplication of clause (I), Insurer and Insurer’s affiliates that are registered as investment advisers under the Investment Advisers Act of 1940; provided, however, that solely with respect to the representation and warranty as to Schedule 2 to be made by Insurer on and as of the Closing Date, Insurer may update Schedule 2 through the Closing Date by providing a written update to Company so that the information included therein is current on and as of the Closing Date.

d.	No Post-Closing Liability. Following the Closing, the Plans, Company and their respective affiliates and representatives will not have any liability to pay any annuity payment under the Contract.

e.

No Commissions. No commissions, fees or payments are or will be owed by Insurer to any individual or entity in connection with the transactions contemplated in this Commitment Agreement and the Contract (other than the payments due to Payees under the Contract). No fees or payments are or will be owed by Insurer to any individual or entity in connection with the transactions contemplated by this Commitment Agreement and the Contract for which any other party, or its respective affiliates or representatives, could be liable.

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f.

Enforceability; No Conflict. Insurer has received all necessary corporate approvals and no other action on the part of Insurer is necessary to authorize the execution, delivery and performance of this Commitment Agreement and the Contract, and the consummation of the transactions contemplated to be undertaken by Insurer in this Commitment Agreement and the Contract. This Commitment Agreement has been duly executed and delivered by Insurer, and is a valid and binding obligation of Insurer and enforceable against Insurer in accordance with its terms, subject to the applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (“Enforceability Exceptions”). The execution, delivery, and performance of this Commitment Agreement and the Contract by Insurer, and the consummation by Insurer of the transactions contemplated to be undertaken by Insurer in this Commitment Agreement, do not (1) violate or conflict with any provision of its certificates or articles of incorporation, bylaws, code of regulations, or comparable governing documents, (2) except for the filings and approvals of state insurance governmental authorities in the states listed on Schedule 6, violate or conflict with any law or order of any governmental authority applicable to Insurer, (3) require any governmental or governmental agency approval other than any filing made or approval received as of the Commitment Agreement Date and filings with and approvals of state insurance governmental authorities in the states listed on Schedule 6 or (4) require any consent of or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which Insurer is a party, except where the occurrence of any of the foregoing would not have a material adverse effect on Insurer’s ability to consummate the transactions and perform its obligations contemplated by this Commitment Agreement. No filing or approval is required to issue the annuity certificates in accordance with the Contract, other than any filing made or approval received as of the Commitment Agreement Date and filings with and approvals of state insurance governmental authorities in the states listed on Schedule 6.

g.

The Contract. The Contract, when executed, will be duly executed and delivered by Insurer and will be a valid and binding irrevocable obligation of Insurer and enforceable against Insurer by the contractholder, and each Payee in accordance with its terms, subject to the Enforceability Exceptions. No governmental approval is required for Insurer to issue the Contract, other than any filing made or approval received as of the Commitment Agreement Date and filings with and approvals of state insurance governmental authorities in the states listed on Schedule 6. At all times, the right to a benefit and all other provisions under the Contract, in accordance with the Contract’s terms, will be enforceable by the sole choice of the Payee to whom the benefit is owed

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under the Contract, subject to the Enforceability Exceptions. Even if Company, as the contractholder, ceases to exist, notifies Insurer that it will cease to perform its obligations under the Contract, or no longer has obligations under the Contract, the Contract will remain a valid and binding obligation of Insurer, irrevocable and in full force and effect, and enforceable against Insurer by each Payee in accordance with its terms, subject to the Enforceability Exceptions.

h.

Accuracy of Information. To Insurer’s knowledge (i) all information provided by Insurer to Company (other than any component incorporated into the calculation of the Premium Amount or the premium adjustment under paragraph 3 not calculated, determined or provided by Insurer, and any information provided by Insurer based on any such component) in connection with the transactions contemplated by this Commitment Agreement was, as of the date indicated on such information, true and correct in all material respects and (ii) no change has occurred since the date indicated on such information that Insurer has disclosed to the recipient of such information that would cause such information, taken as a whole, to be false or misleading.

i.

Litigation. There is no action pending or, to Insurer’s knowledge, threatened against Insurer that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Commitment Agreement or that could reasonably be expected to materially impair or restrict Insurer’s ability to consummate the transactions contemplated by this Commitment Agreement and to perform its obligations hereunder.

8.	Company Representations and Warranties. Company hereby represents and warrants to Insurer as of the Commitment Agreement Date and as of the Closing Date that:

a.

Due Organization, Good Standing and Corporate Power. Company is a corporation duly organized, validly existing and in good standing under the laws of Virginia. Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its performance of its obligations in the Commitment Agreement and the Contract makes such qualification or licensing necessary, except in such jurisdictions where the failure to be in good standing or so qualified or licensed would not be material. Company has all requisite corporate power and legal authority to enter into and carry out its obligations under this Commitment Agreement and the Contract and to consummate the transactions contemplated to be undertaken by Company in this Commitment Agreement and the Contract.

b.

Accuracy of Information. To Company’s knowledge, the data in respect of benefit amounts, forms of annuities, and census data for date of birth, date of death, state of residence, or gender, in each case, with respect to the Payees that is furnished on behalf of Company to Insurer was not generated using any materially incorrect systematic assumptions and did not contain any material omissions.

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c.

Compliance with ERISA. The Plan and Plan Trust are maintained under and are subject to ERISA and, to Company’s knowledge, are in compliance with ERISA in all material respects. To Company’s knowledge, no event has occurred that is reasonably likely to result in the Plan losing its status as qualified by the Code for preferential tax treatment under Code §§ 401(a) and 501(a). All amendments to the Plans necessary to effect the transactions contemplated by this Commitment Agreement and the Contract have been duly executed.

d.

Plan Investments. To the Company’s Knowledge, neither Insurer nor any of Insurer’s affiliates is a fiduciary of the Plan who either (A) has or exercises any discretionary authority or control with respect to the investment of Plan Assets that are or will be involved in the transactions contemplated by the Commitment Agreement or the Contract or (B) renders investment advice (within the meaning of ERISA § 3(21)(A)(ii) or Code § 4975(e)(3)(B)) with respect to such assets. There are no commingled investment vehicles that hold Plan Assets, the units of which are or will be Plan Assets involved in the transactions contemplated by this Commitment Agreement or the Contract. No assets of the Plan that are or will be involved in the transactions contemplated by this Commitment Agreement or the Contract are or will be managed by any investment manager listed on Schedule 2, and no investment advisor listed on Schedule 2 renders or will render investment advice (within the meaning of ERISA § 3(21)(A)(ii)) with respect to those assets. The Plan Assets that are or will be involved in the transactions contemplated by this Commitment Agreement or the Contract will, immediately prior to the Commitment Agreement Date, be exclusively managed by Plan Asset Managers has not engaged and will not engage any sub-managers or advisors with respect to its management of the Plan Assets that are or will be involved in the transactions contemplated by this Commitment Agreement or the Contract. Investment advice (within the meaning of ERISA § 3(21)(A)(ii)) with respect to the Plan Assets that are or will be involved in the transactions contemplated by this Commitment Agreement or the Contract is and will be exclusively rendered by Plan Asset Managers.

e.

Plan Trustee is Directed Trustee. The Plan Trustee has been duly appointed as the directed trustee of the trust(s) formed under the Plans and is obligated to follow Company’s directions to effectuate and consummate the transactions contemplated by this Commitment Agreement and the IF Engagement Letter.

f.

No Commissions. No commissions are or will be owed by Company to any individual or entity in connection with the transactions contemplated in this Commitment Agreement and the Contract. No fees or payments are or will be owed by Company to any individual or entity in connection with the transactions contemplated in this Commitment Agreement and the Contract for which Insurer, or its respective affiliates or representatives, could be liable.

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g.

Enforceability; No Conflict. Company has received all necessary corporate approvals and no other action on the part of Company is necessary to authorize the execution, delivery and performance of this Commitment Agreement and the Contract, and the consummation of the transactions contemplated to be undertaken by Company in this Commitment Agreement and the Contract. This Commitment Agreement and the Contract have been or will be duly executed and delivered by Company, and is (or when executed will be) a valid and binding obligation of Company and enforceable against Company in accordance with its terms, subject to the Enforceability Exceptions. The execution, delivery and performance of this Commitment Agreement and the Contract by Company, and the consummation by Company of the transactions contemplated to be undertaken by Company in this Commitment Agreement do not (1) violate or conflict with any provision of the Plan and any documents and instruments governing the Plan as contemplated under ERISA § 404(a)(1)(D) (the “Plan Governing Documents”), the certificates or articles of incorporation, bylaws, code of regulations, or the comparable governing documents of Company, (2) violate or conflict with any law or order of any governmental authority applicable to Company or the Plan Governing Documents, (3) require any governmental or governmental agency approval or (4) require any consent of or other action by any person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any contract to which Company is a party, except where the occurrence of any of the foregoing would not have a material adverse effect on Company’s ability to consummate the transactions contemplated by this Commitment Agreement.

h.

Litigation. There is no action pending or, to Company’s knowledge, threatened against Company or the Plan that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by this Commitment Agreement or that could reasonably be expected to materially impair or restrict such party’s ability to consummate the transactions contemplated by this Commitment Agreement and to perform its obligations hereunder.

i.	ERISA Determinations.

i.	The Company has designated a committee (the “Committee”) which is a fiduciary of the Plan with respect to the transactions contemplated by this Commitment Agreement.

ii.

The Committee, in its capacity as a fiduciary of the Plan, has selected Insurer to issue the Contract as set forth in this Commitment Agreement and (including the purchase of the Contract), such selection, the transactions contemplated by this Commitment Agreement, the Plan’s use of assets for the purchase of the Contract as contemplated by this Commitment Agreement, and the Contract (including its terms) all satisfy the ERISA Requirements.

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iii.

The transactions contemplated by this Commitment Agreement and the purchase of the Contract do not result in a Non-Exempt Prohibited Transaction, provided that the representations in paragraph 7.c. and 8.d. are true and correct in all material respects as of the Closing Date.

iv.

The Plan Trust (1) will receive no less than “adequate consideration” for the Transferred Assets and (2) will pay no more than “adequate consideration” for the Contract, in each case within the meaning of “adequate consideration” under ERISA § 408(b)(17)(B) and Code § 4975(f)(10).

v.

The Committee, in its capacity as a fiduciary of the Plan, is responsible for exercising independent judgment in evaluating the transactions contemplated by this Commitment Agreement (including the purchase of the Contract). The Company is not an affiliate of Insurer and does not have a financial interest, ownership interest or other relationship, agreement or understanding with Insurer that would limit or might otherwise affects the Committee’s ability to exercise its best judgment as a fiduciary.

9.	Reimbursement Amount; Termination.

a.

Reimbursement Amount. In the event the Company does not perform its obligation to direct payment of the Closing Date Transfers or the Closing Date Transfers are not transferred to and received by the Insurer on the Closing Date, the Company will promptly reimburse the Insurer for its hedging costs incurred in connection with its preparation for consummating the transactions contemplated by this Commitment Agreement as well as financial losses and reasonable administrative and other transaction-related expenses (including the expenses of third-party agents and advisors) incurred by the Insurer in connection with this Commitment Agreement (the “Reimbursement Amount”).

The parties agree and acknowledge that in the event that the Closing Date Transfers are not paid on or prior to the Closing Date, (i) the exact amount of damages that would be incurred by the Insurer would be difficult to ascertain and (ii) the Reimbursement Amount constitutes a fair and reasonable estimate of the actual damages that the Insurer would suffer and is not a penalty. The Reimbursement Amount will be calculated by the Insurer in accordance with this paragraph 9.a, which calculation shall be binding absent manifest error.

b.

Termination. This Commitment Agreement (i) may be terminated at the Insurer’s option if the Closing Date Transfers have not occurred in accordance with this Commitment Agreement on the Closing Date, or (ii) will be terminated upon the payment of the Reimbursement Amount. If this Commitment Agreement is terminated

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pursuant to the preceding sentence, all rights and obligations of the parties under this Commitment Agreement will terminate and will become null and void except that this paragraph 9 (Reimbursement Amount; Termination), paragraph 10 (Miscellaneous) and paragraph 11 (Definitions) will survive any such termination and no party will otherwise have any liability to any other party under this Commitment Agreement. However, nothing in this paragraph 9 will relieve any party from liability for any fraud or willful and material breach of this Commitment Agreement.

10.	Miscellaneous.

a.

This Commitment Agreement, together with the Schedules to this Commitment Agreement, constitutes the sole and entire agreement of the parties to this Commitment Agreement with respect to the subject matter contained herein and therein. The parties each hereby acknowledge that they jointly and equally participated in the drafting of this Commitment Agreement and all other agreements it contemplates, and no presumption will be made that any provision of this Commitment Agreement will be construed against any party by reason of such role in the drafting of this Commitment Agreement or any other agreement contemplated hereby. The Schedules to this Commitment Agreement are incorporated by reference and made a part of this Commitment Agreement as if set forth fully in this Commitment Agreement. No amendment of any of the provisions of this Commitment Agreement shall be effective unless set forth in writing and signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving, nor will such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Commitment Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

b.

This Commitment Agreement will be governed by, construed and interpreted in accordance with the laws of the Commonwealth of Virginia, excluding those provisions relating to conflicts of laws. All actions arising directly or indirectly out of this Agreement shall be litigated only in the United States District Court for the Southern District of New York and the parties hereby irrevocably consent to the personal jurisdiction and venue of that court. If such District Court lacks jurisdiction, then the action shall be litigated (i) only in the Commercial Division of the New York County Supreme Court, or (ii) if the action does not satisfy the applicable qualifications of the Commercial Division of the New York County Supreme Court, then only in the Courts of the State of New York located in the City of New York and County of New York, and the parties hereby irrevocably consent to personal jurisdiction and venue of each such

Confidential – Subject to NDA

court. The parties agree that irreparable damage would occur if any of the provisions of this Commitment Agreement were not performed in accordance with the terms hereof or were otherwise breached. Accordingly, each party will be entitled to seek an injunction to prevent breaches of this Commitment Agreement by the breaching party and to enforce specifically the terms of this Commitment Agreement, in addition to any other remedy to which such party is entitled by law or in equity. To the fullest extent permitted by law, none of the parties will be liable to any other party for any punitive or exemplary damages of any nature in respect of matters arising out of this Commitment Agreement.

c.

The Insurer and the Company will not assign or transfer this Commitment Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. Any assignment or transfer in violation of this paragraph 10.c will be null and void from the outset, without any effect whatsoever.

d.

The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement. If any of the provisions of this Agreement are held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions will be limited or eliminated only to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect.

e.

This Agreement will not confer any rights or remedies upon any person other than the parties hereto and the respective successors and permitted assigns of the foregoing. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

f.	This Commitment Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

11.	Definitions. For purposes of this Commitment Agreement, the following defined terms will have the following meanings:

a.

“Base File” means the data file titled “20231017_Tredegar_Annuity Purchase Data (Insurers)”, provided by or on behalf of the Company to the Insurer in an encrypted email from AonPensionRiskTransgerDB@aon.com to TfSales@massmutual.com on October 17, 2023.

b.	“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York are authorized or required by law to close.

c.	“Cash” means a wire transfer, through the Federal Reserve System, of currency of the United States of America.

Confidential – Subject to NDA

d.	“Code” means the Internal Revenue Code of 1986 and the applicable Treasury Regulations issued thereunder.

e.	“Committee” means the Pension Plan Investment Committee.

f.	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any federal agency regulations promulgated thereunder that are currently in effect and applicable.

g.	“ERISA Requirements” means all of the applicable requirements of ERISA and applicable guidance promulgated thereunder, including Interpretive Bulletin 95-1.

h.	“Initial Contract Benefit Payment Date” means January 1, 2024.

i.	“Knowledge” means actual knowledge after making appropriate inquiry and after consultation with the respective party’s agents, actuaries and advisors, as applicable.

j.	“Non-Exempt Prohibited Transaction” means a transaction prohibited by ERISA § 406 or Code § 4975 that is not exempted under a statutory exemption or U.S. Department of Labor class exemption.

k.	“Payee” means any payee under the Contract, including annuitants, contingent annuitants, alternate payees and beneficiaries, as applicable.

l.	“Plan Assets” means the assets of the Plans within the meaning of ERISA that are or will be involved in the transactions contemplated by this Commitment Agreement or the Contract.

m.	“Plan Trust” means Bank of New York Mellon.

n.	“Pre-approved Contract Form” means the form of group annuity contract attached hereto as Schedule 1B, which has been approved by the Virginia Bureau of Insurance.

o.	“Scheduled GAC Issuance Date” means January 1, 2024.

p.	“Specimen Contract Form” means the form of group annuity contract attached hereto as Schedule 1A.

q.

“True-Up Date” means March 14, 2024, or such other date agreed upon in writing by the Company and the Insurer, or if applicable and later, by the date that is five Business Days following the final resolution of any arbitration dispute in accordance with Schedule 4.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Insurer have executed this Commitment Agreement as of the date first written above.

TREDEGAR CORPORATION	MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: /s/ Kevin Donnelly	By: /s/ Ian Cahill
Print Name: Kevin Donnelly	Print Name: Ian Cahill
Title: VP, General Counsel and Secretary	Title: Head of Pension Risk Transfer

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Schedules to Commitment Agreement

Schedule 1A to Commitment Agreement

SPECIMEN CONTRACT FORM

Schedule 1B to Commitment Agreement

PRE-APPROVED CONTRACT FORM

Schedule 2 to Commitment Agreement

SUBSIDIARIES AND AFFILIATES

Schedule 3 to Commitment Agreement

ADMINISTRATION AND TRANSFER

Schedule 4 to Commitment Agreement

GAC TRUE-UP PREMIUM

Schedule 5 to Commitment Agreement

ARBITRATION DISPUTE RESOLUTION

Schedule 6 to Commitment Agreement

GOVERNMENTAL AUTHORITIES

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